UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GOLDEN GRAIN ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1822 43rd St. SW

Mason City, IA 50401

NOTICE OF 2010 ANNUAL MEETING OF MEMBERS

To be Held Thursday, February 25, 2010

To our members:

The 2010 annual meeting of members (the “2010 Annual Meeting”) of Golden Grain Energy, LLC (the “Company”) will be held on Thursday, February 25, 2010, at the Floyd Community Center, 706 Fairfield Street, Floyd, Iowa 50435.  Registration for the meeting and lunch will begin at 11:30 a.m.  The 2010 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m.  The Board of Directors encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 MEMBER MEETING TO BE HELD ON THURSDAY, FEBRUARY 25, 2010:

•                  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting;

•                  The proxy statement, proxy card and annual report to members are available at http://www.goldengrainenergy.com; and

•                  If you want to receive a paper or e-mail copy of these documents, you must request one.  There is no charge to you for requesting a copy.  Please make your request for a copy by calling our office at (641) 423-8525 or toll free at (888) 443-2676 or by written request at Golden Grain Energy, LLC at 1822 43rd St. SW, Mason City, IA 50401, by e-mail at info@ggecorn.com, or on our website at http://www.goldengrainenergy.com on or before February 15, 2010, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect three directors to our Board of Directors; and (2) Transact such other business as may properly come before the 2010 Annual Meeting or any adjournments thereof.

Only members listed on the Company’s records at the close of business on January 1, 2010 are entitled to notice of the 2010 Annual Meeting and to vote at the 2010 Annual Meeting and any adjournments thereof.  For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. on Monday, February 22, 2010.

All members are cordially invited to attend the 2010 Annual Meeting in person.  However, to assure the presence of a quorum, the board of directors requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting.  Proxy cards are available on the Company’s website at http://www.goldengrainenergy.com and may be printed by the members.  No personal information is required to print a proxy card.  If you wish to revoke your proxy card at the meeting and execute a new proxy card, you may do so by giving notice to our CEO Walt Wendland or our CFO Christy Marchand, prior to the commencement of the meeting.  You may fax your completed proxy card to the Company at (641) 421-8457 or mail it to the Company at 1822 43rd Street SW, Mason City, Iowa 50401.  If you need directions to the meeting, please contact the Company using the information listed above.

By order of the board of directors,

/S/ DAVE SOVEREIGN
Chairman of the board

Mason City, Iowa

January 4, 2010

Golden Grain Energy, LLC

1822 43rd St. SW

Mason City, Iowa 50401

Proxy Statement

Annual Meeting of Members

Thursday, February 25, 2010

This proxy solicitation is being made by the Company.  The proxy statement and proxy card were prepared by the board of directors of Golden Grain Energy, LLC (the “Company”) for use at the 2010 annual meeting of members of the Company to be held on Thursday, February 25, 2010 (the “2010 Annual Meeting”), and at any adjournment thereof.  The 2010 Annual Meeting will be held at the Floyd Community Center, 706 Fairfield Street, Floyd, Iowa 50435.  Registration for the meeting and lunch will begin at 11:30 a.m.  The 2010 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m.  Distribution of this proxy statement and the proxy card is scheduled to begin on or about January 4, 2010.  This solicitation is being made according to the SEC’s internet availability of proxy materials rules, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:                                  Why did I receive this proxy statement?

A:                                   The board of directors is soliciting your proxy to vote at the 2010 Annual Meeting because you were a member of the Company at the close of business on January 1, 2010, the record date, and are entitled to vote at the meeting.

Q:                                  What am I voting on?

A:                                   You are voting on the election of three (3) directors.  The nominees are Mr. Earl Brandt, Mr. Stan Laures, Mr. Jim Ludeking, Mr. Ron Pumphrey, Mr. Dave Sovereign and Mr. Gary Vanderplatts.

Q:                                  How many votes do I have?

A:                                   Members are entitled to one vote for each Class A or Class B membership unit that they hold.

Q:                                  What is the voting requirement to elect the directors?

A:                                   In the election of directors, the three nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected regardless of whether any individual nominee receives votes from a majority of the quorum.  Members do not have cumulative voting rights.

Q:                                  How many membership units are outstanding?

A:                                   On January 1, 2010, the record date, there were 27,840,000 outstanding Class A membership units and 920,000 outstanding Class B membership units for a total of 28,760,000 units outstanding.

Q:                                  What constitutes a quorum?

A:                                   As of the record date, the Company had 27,840,000 outstanding Class A membership units and 920,000 outstanding Class B membership units.  The presence of members holding 30% of the total outstanding Class A and B membership units, or 8,628,000 membership units regardless of class, constitutes a quorum.  If you submit a properly executed proxy, then your units will be counted as part of the quorum.

Q:                                  What is the effect of an abstention or if I withhold my vote?

A:                                   Because directors are elected by plurality vote, abstentions and withheld votes will not be counted either for or against any nominee.  Abstentions will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:                                  How do I vote?

A:                                   Membership units can be voted only if the holder of record is present at the 2010 Annual Meeting, either in person or by proxy.  You may vote using either of the following methods:

•                  Proxy.  You may cast your votes for the director election by executing a proxy card for the 2010 Annual Meeting and submitting it to the Company prior to the 2010 Annual Meeting.  Completed proxy cards must be received by the Company by 5:00 p.m. on Monday, February 22, 2010 in order to be valid.  The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2010 Annual Meeting.  After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 1822 43rd Street SW, Mason City, Iowa 50401, or fax it to the Company at (641) 421-8547.  If you sign and return the proxy card without specifying your choices, your membership units will be voted FOR the incumbents Dave Sovereign, Ron Pumphrey and Stan Laures.

•                  In person at the 2010 Annual Meeting.  All members may vote in person at the 2010 Annual Meeting.

Q:                                  Do I have dissenters’ rights, appraisal rights or similar rights?

A:                                   Pursuant to Section 6.8 of the Company’s third amended and restated operating agreement (the “Operating Agreement”), members have no dissenters’ rights, appraisal rights or any similar rights.

Q:                                  What can I do if I change my mind after I vote my units?

A:                                   You may revoke your proxy by:

•                  Voting in person at the 2010 Annual Meeting;

•                  Giving personal or written notice of the revocation to Walter Wendland, President & CEO, at the Company’s offices at 1822 43rd St. SW, Mason City, Iowa 50401 which is received prior to 5:00 p.m. on Monday, February 22, 2010; or

•                  Giving personal or written notice of the revocation to the Company’s CEO, Walter Wendland or the Company’s CFO, Christy Marchand, at the commencement of the 2010 Annual Meeting.

Q:                                  What happens if I mark too few or too many boxes on the proxy card?

A:                                   If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the incumbent directors Dave Sovereign, Ron Pumphrey and Stan Laures.  You may wish to vote for only one or two of the director nominees.  In this case, your vote will only be counted for the director candidate(s) you have selected.  If you mark contradicting choices on the proxy cards, such as both for and withhold for a candidate, your votes will not be counted with respect to the director candidate that you marked contradicting choices for.  If you vote for more than three candidates, your votes will not be counted with respect to any of the candidates you have selected.  However, each executed proxy card will be counted for purposes of determining whether a quorum is present at the meeting.

Q:                                  Who can attend the 2010 Annual Meeting?

A:                                   All members of the Company as of the close of business on the record date may attend the 2010 Annual Meeting.

Q:                                  What is the record date for the 2010 Annual Meeting?

A:                                   The record date for the 2010 Annual Meeting is January 1, 2010.

Q:                                  Who will count the vote?

A:                                   The Company’s Chief Financial Officer, Christine Marchand, and Plant Manager, Chad Kuhlers will act as inspectors of the election and will count the vote.

Q:                                  How do I nominate a candidate for election as a director at next year’s annual meeting?

A:                                   Two director positions will stand for election at the 2011 Annual Meeting.  Nominations for director seats are made by a nominating committee appointed by the board of directors.  In addition, a member may nominate a candidate for director by following the procedures explained in Section 5.2(c) of the Operating Agreement.   Section 5.2(c) of the Operating Agreement requires that written notice of a member’s intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date the Company’s proxy statement was released in connection with the previous year’s annual meeting.  These procedures are described in greater detail below in the question “When are member proposals and director nominations due for the 2011 annual meeting?”

Q:                                  What is a member proposal?

A:                                   A member proposal is your recommendation or requirement that the Company and/or the board of directors take action, which you intend to present at a meeting of the Company’s members.  Your proposal should state as clearly as possible the course of action that you believe the Company should follow.  If your proposal is included in the Company’s proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer.  The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:                                  When are member proposals and director nominations due for the 2011 annual meeting?

A:                                   In order to be considered for inclusion in next year’s proxy statement, member proposals, including director nominations, must be submitted in writing to the Company by September 6, 2010.  The Company suggests that proposals for the 2011 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2011 annual meeting of members without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than November 22, 2010.  The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2011 annual meeting by November 22, 2010, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion.  However, if the Company does not receive notice of a member proposal intended to be submitted to the 2011 annual meeting by November 22, 2010, then the persons named on the proxy card may vote on any such proposal in their discretion only if the Company includes in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:                                  Who is paying for this proxy solicitation?

A:                                   The entire cost of this proxy solicitation will be borne by the Company.  The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such materials and reports to such beneficial owners.

PROPOSAL TO BE VOTED UPON

PROPOSAL ONE

ELECTION OF DIRECTORS

Seven (7) elected and five (5) appointed directors comprise our board of directors.  The board of directors is currently divided into three classes.  Three directors are to be elected by the members at the 2010 Annual Meeting and the terms of the remaining elected directors expire in either 2011 or 2012.  Below is a chart showing when each elected director’s term expires.

2010	Dave Sovereign Ron Pumphrey Stan Laures
2011	Jerry Calease Marion Cagley
2012	Jim Boeding Duane Lynch

At the 2007 annual meeting, Dave Sovereign, Ron Pumphrey and Stan Laures were re-elected to serve three-year terms until the 2010 annual meeting.  At the 2008 annual meeting, Jerry Calease and Marion Cagley were re-elected to serve three-year terms until the 2011 annual meeting.  At the 2009 annual meeting, Jim Boeding and Duane Lynch were re-elected to serve three-year terms until the 2012 annual meeting.

The board of directors has recommended as nominees for election Mr. Earl Brandt, Mr. Stan Laures, Mr. Jim Ludeking, Mr. Ron Pumphrey, Mr. Dave Sovereign, and Mr. Gary Vanderplatts.  Mr. Sovereign, Mr. Pumphrey and Mr. Laures have each served on the board of directors since the Company’s inception.  Mr. Brandt, Mr. Ludeking and Mr. Vanderplatts have not previously served on the Company’s board of directors.  Each of the nominees was recommended by members of the Company to the nomination committee.  The nomination committee nominated each of the director nominees.

The following table contains certain information with respect to the nominees for election to the board of directors at the 2010 Annual Meeting:

Name and Principal Occupation	Age	Year First Became a Director (if applicable)	Term Expires (if applicable)
Earl Brandt, Retired/Farmer	78	—	—
Stan Laures, Retired/Farmer	70	2002	2010
Jim Ludeking, Farmer	58	—	—
Ron Pumphrey, Cooperative Manager	60	2002	2010
Dave Sovereign, Business Owner/Farmer	53	2002	2010
Gary Vanderplatts, College Professor	50	—	—

Biographical Information for Nominees

Earl Brandt, Director Nominee — Age 78

Mr. Brandt was nominated to run for election to the Company’s board of directors by our nomination committee.  Mr. Brandt has never served on the Company’s board of directors.  For the past ten years, Mr. Brandt has been retired from farming but he continues to assist his two sons in operating their farm during planting and harvesting time.  In addition, for the past 53 years Mr. Brandt has been involved in selling seed for Garst seed corn and NK soybeans.

Stanley Laures, Incumbent Director and Nominee — Age 70

Mr. Laures has served on the board of directors since the Company’s inception.  Mr. Laures’s term expires in 2010.  Mr. Laures is also a member of our audit committee and executive committee.  During our first two years, he served as our project coordinator with responsibility for all of the Company’s organizational issues.  For the past 41 years, he has been active in a family farming operation near New Hampton called Laures Farms Inc.  Further, Mr. Laures spent approximately 35 years in the banking industry.  Mr. Laures also serves as a director for Laures Farms, Inc., a closely held Family Farm Corporation.

Jim Ludeking, Director Nominee — Age 58

Mr. Ludeking was nominated to run for election to the Company’s board of directors by our nomination committee.  Mr. Ludeking has never served on the Company’s board of directors.  For the past 35 years, Mr. Ludeking has been self-employed as a farmer.  In addition, for the past 27 years Mr. Ludeking has operated Jim’s Bagging Business in Decorah, Iowa.  Over the years, Mr. Ludeking has been involved in various community organizations.

Ron Pumphrey, Incumbent Director, Secretary and Nominee — Age 60

Mr. Pumphrey has served as Secretary of the board of directors and a director for the Company since its inception. Mr. Pumphrey’s term expires in 2010.  Mr. Pumphrey is also a member of our risk management committee, our executive committee and our board of directors compensation committee.  For the past 12 years, he has been the general manager of Five Star Cooperative, New Hampton, Iowa.  This is a full-service grain and farm supply cooperative in North Central and Northeastern Iowa, with twenty branch locations.   Mr. Pumphrey serves on various community organization boards in New Hampton.

Dave Sovereign, Incumbent Director, Chairman and Nominee — Age 53

Mr. Sovereign has served on the board of directors since the Company’s inception.  Mr. Sovereign’s term expires in 2010.  Mr. Sovereign is also a member of our executive committee, audit committee, risk management committee, public relations committee, and executive compensation committee.  For the past five years, Mr. Sovereign has been an active partner in a family farming operation near Cresco, Iowa, and as a partner in Paris Foods, Inc., a livestock production facility.  He is also a member of Sovereign Buildings, LLC, which owns and leases four hog confinement buildings.  Mr. Sovereign previously held the offices of vice chairman and vice president of the Company.

Mr. Sovereign also serves as the chairman of Paris Foods, Inc, a private company, as a director for Sovereign Trucking, Inc., a private company, as a director of Sovereign Building, LC, a private company, as a director of DRSG Partnership, a private company, as the chairman of GDB LLC, a private company, as chairman of Prairie’s Edge Renewables LLC, a private company, and as a director for Absolute Energy, LLC, a private company, representing the Company’s investment interest.

Gary Vanderplatts, Director Nominee — Age 50

Mr. Vanderplatts was nominated to run for election to the Company’s board of directors by our nomination committee.  Mr. Vanderplatts has never served on the Company’s board of directors.  For the past ten years, Mr. Vanderplatts has been an associate professor at Dordt College in Sioux Center, Iowa.  Mr. Vanderplatts has taught courses in taxation, finance, economics, entrepreneurship, public finance, and accounting.  Mr. Vanderplatts is a Certified Public Accountant, a Certified Management Accountant and a Certified Cash Manager.

THE BOARD HAS DETERMINED THAT EACH NOMINEE IS QUALIFIED TO SERVE AS A DIRECTOR.  YOU MAY VOTE FOR ONLY THREE NOMINEES.  FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES FOR DIRECTOR, THE PROXIES WILL VOTE FOR THE INCUMBENT DIRECTORS DAVE SOVEREIGN, RON PUMPHREY AND STAN LAURES.

Biographical Information for Non-nominee Directors

Jim Boeding, Director — Age 61

Mr. Boeding has served on the board of directors since the Company’s inception.  Mr. Boeding’s term expires in 2012.  Mr. Boeding is also a member of our executive committee, nominating committee and audit committee.  For the past 35 years, Mr. Boeding has operated a farm near Decorah, Iowa called Quiet Creek Farm.

Mr. Boeding previously held the office of treasurer for the Company until a Chief Financial Officer was appointed.  Mr. Boeding also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company.

Marion Cagley, Director - Age 74

Mr. Cagley has served on the board of directors since the Company’s inception, except for a short period of time until he was appointed by the board of directors to fill a vacancy.  Mr. Cagley’s term expires in 2011.  Mr. Cagley serves on our public relations committee.  For the past five years, Mr. Cagley has farmed 700 acres of corn and soybeans.

Jerry Calease, Director - Age 57

Mr. Calease was elected as a director at our annual members meeting on September 17, 2003.  Mr. Calease’s term expires in 2011.  Mr. Calease serves on our public relations committee and director compensation committee.  For the past 35 years, Mr. Calease has been involved in a corn and soybean farming operation in Bremer County, Iowa called J + K Calease Farms.  Mr. Calease has been a certified crop advisor for over 10 years and a Douglas township trustee for over 20 years.  Mr. Calease also sits on the board of directors of Butler-Bremer Mutual Telephone Company, a private company.

Steve Core, Director — Age 60

Mr. Core was appointed to our board of directors by Fagen, Inc., on December 17, 2003, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  Mr. Core serves on our public relations committee and board of directors compensation committee.  For the past eight years, Mr. Core has served as a consultant to Fagen, Inc. in connection with new ethanol plant construction.  Prior to that, he served as general manager of a 44 million gallon per year ethanol production facility in Minnesota.

Mr. Core will serve indefinitely as a director on our board of directors at the pleasure of Fagen Inc., so long as Fagen Inc. continues to own one million or more of our Class A units.  Mr. Core also serves as a director for Lincoln Land Energy, a private company, and Little Sioux Corn Processors, LLC, a private company.

Leslie M. Hansen, Director — Age 55

Ms. Hansen was appointed to our board of directors by Sizzle X, Inc. on February 12, 2007, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  Ms. Hansen serves on our audit committee and executive compensation committee.  For the past 19 years, Ms. Hansen has served as chief financial officer of Precision of New Hampton, Inc., and as vice-president and chief financial officer of Hotflush, Inc. for the past 7 years.  Ms. Hansen is also the president of Sizzle X, Inc.

Ms. Hansen will serve indefinitely as a director on our board of directors at the pleasure of Sizzle X, Inc., so long as Sizzle X, Inc. continues to own one million or more of our Class A units.  Ms. Hansen also serves on the board of directors of Precision of New Hampton, Inc., a private company, Hotflush, Inc., a private company and as a director of Homeland Energy Solutions, LLC, a publicly reporting company, representing the Company’s investment interest.

Duane Lynch, Director — Age 69

Mr. Lynch has served on the board of directors since the Company’s inception.  Mr. Lynch’s term expires in 2012.  Mr. Lynch serves on our risk management committee, nominating committee and board of directors compensation committee.  For the past five years, Mr. Lynch has owned and operated a grain farm consisting primarily of corn and soybeans called Lynch Farms.  Mr. Lynch was previously associated with Dekalb and Latham as a seed salesman.

Steve Retterath, Director — Age 67

Mr. Retterath has served on the board of directors of the Company since April 2009.  Mr. Retterath has been retired since 2002 from a long career in the industrial crane rental business. Prior to his retirement, he was the principal owner and President of General Crane, Inc., an industrial crane rental business headquartered in Pompano Beach, Florida.

Mr. Retterath appointed himself to the board of directors in April 2009, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  Mr. Retterath will serve indefinitely on our board of directors, so long as he continues to own one million or more of our Class A units.

Chris Schwarck, Director — Age 76

Mr. Schwarck was appointed to our board of directors by Pompano Beach Holdings, LLC, in June 2009, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  For the past five years, Mr. Schwarck has been engaged in the operation of an insurance brokerage business which he owns called Schwarck Agency and has owned and operated a farm in Mason City, Iowa called Schwarck Farms.

Mr. Schwarck will serve indefinitely as a director on our board of directors at the pleasure of Pompano Beach Holdings, LLC, so long as it continues to own one million or more of our Class A units.  Mr. Schwarck also serves as the Vice-President of Absolute Energy, LLC, a private company and sits on the board of directors of Big River Resources, LLC, a private company and Big River United Energy, LLC, a private company.

Steve Sukup, Vice-Chairman and Director — Age 51

Mr. Sukup was appointed to the board of directors on April 18, 2005 by Fagen Engineering, LLC.  On August 21, 2006, Fagen Engineering, LLC transferred its units to Roland “Ron” Fagen.  On September 25, 2006, Ron Fagen reappointed Mr. Sukup to our board of directors pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  Mr. Sukup serves on our executive committee, audit committee and executive compensation committee.  For the past 31 years, Mr. Sukup has been a co-owner of Sukup Manufacturing Company, a family-owned agricultural business and his own farming operation.  Mr. Sukup is also the vice-president and chief financial officer of Sukup Manufacturing.  Mr. Sukup sits on the board of directors of Golden Rule Insurance, a private company, Sukup Manufacturing Company, a private company and Liberty Bank of Iowa, a private company.

The board of directors elected Mr. Sukup as the Company’s vice chairman.  Mr. Sukup is anticipated to hold the office of vice chairman until the earlier of his resignation or removal from office.  Mr. Sukup will serve indefinitely as a director on our board of directors at the pleasure of Ron Fagen for so long as he continues to own  one million or more of our Class A units.

Biographical Information Regarding Officers and Key Employees

Walter Wendland, President and Chief Executive Officer — Age 54

On April 23, 2004, the board of directors elected and engaged Mr. Walter Wendland as President and Chief Executive Officer.  On the same date, Mr. Wendland resigned from the Company’s board of directors as chairman and director.  For one of the past five years, Mr. Wendland was the Company’s project and construction manager responsible for the development, construction and start-up operations of the Company’s ethanol plant.  For the past five years, he has owned and managed a 1,400-acre farm.

Mr. Wendland is anticipated to hold the office of President and Chief Executive Officer until the earlier of his resignation, death, disqualification or removal from office by the board of directors.  Mr. Wendland previously held the offices of chairman, vice chairman, and vice president of the Company.  Mr. Wendland also serves as a director for BioGold Fuel Corporation, a private company, director and board secretary of Renewable Products Marketing Group (RPMG), a private company, director for Guardian Eagle Investments, a private company, director and member of the risk management committee of Guardian Energy, a private company, serves on the advisory committee of Ethanol Risk Management SPC and chairman of the Casualty Risk Control committee, (a captive insurance company that provides the Company’s property, casualty, and workman’s compensation insurance policies).  Mr. Wendland is also involved in several industry organizations.  Mr. Wendland presently serves as Vice President and director for the Iowa Renewable Fuels Association and serves on the executive committee and is a director of the national Renewable Fuels Association.

Christine A. Marchand, Chief Financial Officer — Age 32

On November 21, 2005, the board of directors appointed Christine Marchand to serve as interim Chief Financial Officer of the Company until she was appointed permanent Chief Financial Officer on February 27, 2006.  Prior to her employment with the Company, Ms. Marchand was the controller at Kiefer Built, LLC and was an accountant for a public accounting company.  Ms. Marchand is a certified public accountant.  Ms. Marchand is anticipated to hold the office of Chief Financial Officer until the earlier of her resignation, death, disqualification or removal from office by the board of directors.

Chad E.  Kuhlers, Plant Manager — Age 39

On August 11, 2004, the Company hired Chad Kuhlers as plant manager.  Prior to his employment with the Company, Mr. Kuhlers was the operations manager for Koch Hydrocarbon’s Medford, Oklahoma facility.  Mr. Kuhlers also served as the maintenance manager, process control engineer, reliability engineer and project engineer within the Koch Hydrocarbon organization.  He has an electrical engineering degree from Iowa State University and an MBA from Phillips University in Enid, Oklahoma.  Mr. Kuhlers also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company.  Mr. Kuhlers is anticipated to continue as our plant manager until the earlier of his resignation, death, disqualification or removal by the board of directors.

Scott Gudbaur, Commodity Manager — Age 53

Mr. Gudbaur started as our commodity manager in December 2008.  Prior to his employment with the Company, Mr. Gudbaur was the grains manager for VeraSun Energy, Charles City, IA in charge of grain procurement from December 2006 until December 2008.  Prior to that time, from February 2002 until December 2006, Mr. Gudbaur was the Regional Grain Department Manager for Five Star Cooperative.  Mr. Gudbaur managed grain operations for five locations.    Mr. Gudbaur is anticipated to continue as our commodity manager until the earlier of his resignation, death, disqualification or removal by the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person.

As of January 1, 2010, the following beneficial owners owned or held 5% or more of our outstanding Class A units:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A Membership Units	Steve J. Retterath(1) 1466 Thatch Palm Drive Boca Raton, FL 33432	4,577,000 Class A Units	16.4%
Class A Membership Units	Roland “Ron” Fagen(2) 108 Miller Circle Granite Falls, MN 56241	2,500,000 Class A Units	9.0%

(1) Steve Retterath beneficially owns 2,000,000 of his 4,577,000 Class A units through Pompano Beach Holdings, LLC.  Steve Retterath is a director on the Company’s board of directors.

(2) Roland “Ron” Fagen beneficially owns 1,500,000 of his Class A units through his control of Fagen, Inc.

As of January 1, 2010, the following individuals owned or held 5% or more of our outstanding Class B units:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding(1) 2173 Madison Road Decorah, IA 52101	50,000 Class B Units	5.4%
Class B Membership Units	Wendland Investments, Inc.(2) 25 Oak Run Drive Mason City, IA 50401	50,000 Class B Units	5.4%

(1) Jim Boeding is a director on the Company’s board of directors.

(2) Walter Wendland beneficially owns the units held by Wendland Investments, Inc.  Walter Wendland is our President and Chief Executive Officer.  Mr. Wendland shares voting and investment power with respect to these 50,000 Class B Units with his wife.

Security Ownership of Management

As of January 1, 2010, members of our board of directors and executive officers own Class A membership units as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A Membership Units	Jim Boeding, Director 2173 Madison Road Decorah, IA 52101	86,000 Class A Units	*
Class A Membership Units	Earl Brandt,(1) Nominee 1404 N. Pleasant St. Sumner, IA 50673	20,000 Class A Units	*
Class A Membership Units	Marion Cagley,(2) Director 2370 Durham Avenue Ionia, IA 50645	58,000 Class A Units	*
Class A Membership Units	Jerry Calease, Director 1826 130th Street Waverly, IA 50677	95,000 Class A Units	*
Class A Membership Units	Sizzle X, Inc. (3) 2424 Highway 24 New Hampton, IA 50659	1,010,000 Class A Units	3.6%
Class A Membership Units	Stan Laures(4), Director 2325 N. Linn Avenue New Hampton, IA 50659	195,000 Class A Units	*
Class A Membership Units	Jim Ludeking,(5) Nominee 2111 Stone Hill Road Decorah, IA 52101-7518	150,000 Class A Units	*
Class A Membership Units	Duane Lynch, Director 1799 220th Street New Hampton, IA 50659	140,000 Class A Units	*
Class A Membership Units	Ron Pumphrey Secretary and Director P.O. Box 151 New Hampton, IA 50659	60,000 Class A Units	*
Class A Membership Units	Steve J. Retterath,(6) Director 1466 Thatch Palm Drive Boca Raton, FL 33432	4,577,000 Class A Units	16.4%
Class A Membership Units	Chris Schwarck(7) 13597 Thrush Ave. Mason City, IA 50401	251,500 Class A Units	*
Class A Membership Units	Dave Sovereign(8) Chairman and Director 15959 130th Street Cresco, IA 52136	100,000 Class A Units	*
Class A Membership Units	Steve Sukup,(9) Director 1555 255th St. Sheffield, IA 50425	650,000 Class A Units	2.3%
Class A Membership Units	Gary Vanderplatts, Nominee 2520 460th Street Ireton, IA 51027	10,000 Class A Units	*
Class A Membership Units	Wendland Investments, Inc. (10) 25 Oak Run Drive Mason City, IA 50401	450,000 Class A Units	1.6%
TOTAL:		7,852,500 Class A Units	28.2%

(*) Indicates that the membership units owned represent less than 1% of the outstanding Class A units.

(1) Earl Brandt shares investment and voting power with respect to these 20,000 Class A units with his wife.

(2) Marion Cagley shares investment and voting power with respect to these 58,000 Class A units with his wife.

(3) Leslie Hansen beneficially owns 1,010,000 Class A units held by Sizzle X, Inc.  Leslie Hansen is a director.

(4)  Stan Laures owns 95,000 Class A units individually, and beneficially owns 100,000 Class A units that are owned by his wife.  Stan Laures has sole investment and voting power with respect to 95,000 Class A units and shares investment and voting power with respect to the remaining 100,000 Class A units with his wife.

(5)  Jim Ludeking shares investment and voting power with respect to these 150,000 Class A units with his wife.

(6) Steve Retterath beneficially owns 2,000,000 of his 4,577,000 Class A units through Pompano Beach Holdings, LLC.

(7)  Chris Schwarck owns 201,500 Class A units individually, and beneficially owns 50,000 Class A units through Windy Oaks, L.C. of which Mr. Schwarck is a managing member.  Chris Schwarck shares voting and investment power with respect to 50,000 Class A units held by Windy Oaks, L.C.

(8)  Dave Sovereign owns 60,000 Class A units individually, and beneficially owns 40,000 Class A units through DRSG Partnership of which Mr. Sovereign is a partner.  Dave Sovereign shares voting and investment power with respect to the 60,000 Class A units with his spouse and with respect to the 40,000 Class A units with the other partners of DRSG Partnership.

(9) Steve Sukup beneficially owns 250,000 Class A units held by Sukup Manufacturing, Co.  Steve Sukup sits on our board of directors.  Steve Sukup shares voting and investment power with respect to these 250,000 Class A units with the other owners of Sukup Manufacturing Co.

(10) Walter Wendland beneficially owns the units held by Wendland Investments, Inc.  Walter Wendland is our President and Chief Executive Officer.  Mr. Wendland shares voting and investment power with respect to these 450,000 Class A units with his wife.

As of January 1, 2010, members of our board of directors and executive officers own Class B membership units as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding, Director 2173 Madison Road Decorah, IA 52101	50,000 Class B Units	5.4%
Class B Membership Units	Earl Brandt,(1) Nominee 1404 N. Pleasant St. Sumner, IA 50673	20,000 Class B Units	2.2%
Class B Membership Units	Jerry Calease, Director 1826 130th Street Waverly, IA 50677	20,000 Class B Units	2.2%
Class B Membership Units	Marion Cagley, Director 2370 Durham Avenue Ionia, IA 50645	20,000 Class B Units	2.2%
Class B Membership Units	Stan Laures, Director 2325 N. Linn Avenue New Hampton, IA 50659	5,000 Class B Units	*
Class B Membership Units	Duane Lynch, Director 1799 220th Street New Hampton, IA 50659	20,000 Class B Units	2.2%
Class B Membership Units	Dave Sovereign(2), Chairman and Director 15959 130th Cresco, IA 52136	40,000 Class B Units	4.4%
Class B Membership Units	Wendland Investments, Inc.(3) 25 Oak Run Drive Mason City, IA 50401	50,000 Class B Units	5.4%
TOTAL :		225,000 Class B Units	24.5%

(*) Indicates that the membership units owned represent less than 1% of the outstanding Class B units.

(1)    Earl Brandt shares investment and voting power with respect to these 20,000 Class B units with his wife.

(2)   Dave Sovereign owns 20,000 Class B units individually and beneficially owns 20,000 Class B units through Mr. Sovereign’s part ownership of GDB, LLC.  Mr. Sovereign is our Chairman and a director.  Dave Sovereign shares investment and voting power with respect to the 20,000 Class B units with his spouse and shares investment and voting power with respect to the 20,000 Class B units with the other owners of GDB, LLC.

(3)  Walter Wendland beneficially owns the units held by Wendland Investments, Inc.  Walter Wendland is our President and Chief Executive Officer.  Mr. Wendland shares voting and investment power with respect to these 50,000 Class B units with his wife.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

The board of directors generally meets once per month.  The board of directors held twelve regularly scheduled meetings and three special meetings during the fiscal year ended October 31, 2009.  Each director attended at least 75% of the meetings of the board of directors including committee meetings during the fiscal year ended October 31, 2009, except for Steve Core, Chris Schwarck, Steve Retterath, Steve Eastman, Bernard Retterath, and Matt Sollars.  Chris Schwarck, Steve Retterath, Steve Eastman, Bernard Retterath and Matt Sollars each served on our board of directors for less than an entire year.  Each of these individuals are directors that were appointed by certain large unit-holders pursuant to the terms of the Operating Agreement.  All of these individuals, with the exception of Steve Retterath, attended at least 75% of the board meetings and committee meetings during the time they were board members during the fiscal year ended October 31, 2009.

The board of directors does not have a formalized process for holders of membership units to send communications to the board of directors. The board of directors feels this is reasonable given the accessibility of our directors.  Members desiring to communicate with the board of directors are free to do so by contacting a director.  The names of our directors and their phone numbers are listed on the Company’s website at www.ggecorn.com/team.htm or are available by calling the Company’s office at (641) 423-8525.

The board of directors does not have a policy with regard to directors’ attendance at annual meetings. Last year, all twelve directors attended the Company’s annual meeting.  Due to this high attendance record, it is the view of the board of directors that such a policy is unnecessary.

Director Independence

All of our Directors are independent, as defined by NASDAQ Rule 5605(a)(2), with the exception of Mr. Ron Pumphrey and Mr. Dave Sovereign due to their relationship with grain elevators from which our Company purchases corn and miscellaneous materials.  In evaluating the independence of our directors, we considered the following factors: (i) the business relationships of our directors; (ii) positions our directors hold with other companies; (iii) family relationships between our directors and other individuals involved with the Company; (iv) transactions between our directors and the Company; and (v) compensation arrangements between our directors and the Company.

Code of Ethics

The board of directors has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications.  The Code of Ethics applies to all of our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer.  The Code of Ethics is available free of charge on written request to Golden Grain Energy, LLC, 1822 43rd Street SW, Mason City, Iowa 50401.

Audit Committee

The Company has a standing audit committee.  The purpose of the audit committee is to monitor the integrity of the Company’s financial reporting process and systems of internal controls.  The audit committee appoints and monitors the independence and qualifications of the Company’s independent auditors, monitors the performance of the Company’s internal audit function, provides an avenue of communication among the independent auditors, management, and the Company’s board or directors, and prepares an audit committee report to be included in the Company’s annual proxy statement.

The audit committee of the board of directors operates under a charter adopted by the board of directors in Fall 2004 and updated in January 2007.  A copy of the audit committee charter is not available on the Company’s website but was attached as Appendix I to our 2008 proxy statement.

Under the charter, the audit committee must have at least three members.  The board of directors appointed Jim Boeding (chairperson), Leslie Hansen, Stan Laures, Dave Sovereign and Steve Sukup to the audit committee on May 23, 2005.  The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, all of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2), with the exception of Dave Sovereign due to his relationship with a grain elevator from which the Company purchases corn and miscellaneous materials.  However, the board of directors believes including Mr. Sovereign on the audit committee is reasonable due to the fact that a majority of the audit committee members are independent and the amount of purchases by the Company from Mr. Sovereign’s elevator is relatively small compared to the total purchases by the Company of similar products from other elevators.  A director would not be independent if they, or a family member, had been employed by the Company at any time during the last three years, accepted any compensation from the Company in excess of $120,000 during the last three years, or was a partner in, or a controlling shareholder or an executive officer of any organization which had extensive business dealings with the Company.  Additionally, directors serving on the audit committee must not have participated in the preparation of the financial statements of the Company at any time during the last three years.

The board of directors has determined that we do not currently have an audit committee financial expert serving on our audit committee.  We do not have an audit committee financial expert serving on our audit committee because no member of our board of directors has the requisite experience and education to qualify as an audit committee financial expert as defined in Item 401 of Regulation S-K and the board of directors has not yet created a new director position expressly for this purpose.  The board of directors intends to consider such qualifications in future nominations to our board of directors and appointments to the audit committee.  The audit committee held four meetings during the fiscal year ended October 31, 2009.  All of our audit committee members attended at least 75% of the audit committee meetings during the fiscal year ended October 31, 2009.

Audit Committee Report

The audit committee delivered the following report to the board of directors of the Company on December 21, 2009. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process.  The Company’s independent accountant is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.  The committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended October 31, 2009.  The committee has discussed with McGladrey & Pullen, LLP, its independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received and reviewed the written disclosures and the letter to management from McGladrey & Pullen, LLP, as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountants’ independence.  The committee has considered whether the provision of services by McGladrey & Pullen, LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Forms 10-Q, are compatible with maintaining McGladrey & Pullen, LLP’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements referred to above be included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2009.

Audit Committee
Jim Boeding, Chair
Leslie Hansen
Steve Sukup
Stan Laures
Dave Sovereign

Independent Registered Public Accounting Firm

The audit committee anticipates selecting McGladrey & Pullen, LLP as the independent registered public accountants for the fiscal year November 1, 2009 to October 31, 2010.  However, the audit committee has not yet evaluated McGladrey & Pullen, LLP’s proposal to act as the Company’s independent registered accountants for the 2010 fiscal year.  A representative of McGladrey & Pullen, LLP is expected to be present at the 2010 Annual Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

Audit Fees

The fees charged by McGladrey & Pullen, LLP during the last two fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2009	$87,500
	2008	$85,500
Audit-Related Fees	2009	$7,500
	2008	$0
Tax Fees	2009	$42,100
	2008	$40,500
All Other Fees(2)	2009	$0
	2008	$39,700

(1)          Audit fees also consist of review of statutory and regulatory filings and research and consultation related to such filings.

(2)   These fees consist of general financial consulting services provided by McGladrey & Pullen, LLP.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to the Company’s policy requiring such approval.

One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Nominating Committee

The board of directors appointed Jim Boeding, Duane Lynch and Ray Wiley (who is not a director) to the nominating committee for the fiscal year ended October 31, 2009.  The nominating committee held conference calls during the fiscal year ended October 31, 2009 and one meeting by consent in order to nominate candidates for the 2010 Annual Meeting.

The nominating committee oversees the identification and evaluation of individuals qualified to become directors and recommends to the board of directors the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•                  Develop a nomination process for candidates to the board of directors;

•                  Establish criteria and qualifications for membership to the board of directors;

•                  Identify and evaluate potential director nominees;

•                  Fill vacancies on the board of directors; and

•                  Recommend nominees to the board of directors for election or re-election.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•                  Agricultural, business and financial background;

•                  Accounting experience;

•                  Community or civic involvement;

•                  Independence from the Company (i.e. free from any family, material business or professional relationship with the Company);

•                  Lack of potential conflicts of interest with the Company;

•                  Examples or references that demonstrate a candidate’s integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•                  Specific needs of the existing board relative to any particular candidate so that the overall board composition reflects a mix of talents, experience, expertise and perspectives appropriate to the Company’s circumstances.

The nominating committee does not operate under a charter.  The nominating committee does not have a policy for receiving nominations for director positions from the Company’s members.  The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors.  The nominating committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.  However, each member of the nominating committee is independent under the NASDAQ definition of independence.

Nominations for the election of directors may be made by any member entitled to vote generally in the election of directors.  In accordance with the Company’s Operating Agreement, a member desiring to nominate one or more persons for election as a director must provide the Company with written notice of such member’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days before the one year anniversary of the date of the Company’s proxy statement released to members in connection with the previous year’s annual meeting.

The notice to the Secretary shall set forth: (a) the name and address of record of the member who intends to make the nomination; (b) a representation that the member is a holder of record of units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (e) such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (f) the consent of each nominee to serve as a director of the Company if so elected; and (g) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding membership units and clearly setting forth the proposed nominee as a candidate for the director’s seat to be filled at the next election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

The Company solicited nominations for individuals to stand for election at the 2010 Annual Meeting by posting a notice in the Company’s October 2009 newsletter which was distributed to the members.  The Company, through the nominating committee, received six nominations from the members for nominees to stand for election to the Company’s board of directors at the 2010 Annual Meeting.

Compensation Committee

Leslie Hansen (chairperson), Steve Sukup, and Dave Sovereign sit on our executive compensation committee and Jerry Calease, Steve Core, Ron Pumphrey and Duane Lynch (chairperson) sit on our board of directors’ compensation committee.  Each member of the executive compensation committee is independent under the NASDAQ definition of independence, with the exception of Dave Sovereign.  Each member of the board of directors’ compensation committee is independent under the NASDAQ definition of independence with the exception of Ron Pumphrey.  The compensation committees do not operate under a charter.

For additional information on the responsibilities and activities of the compensation committees, including the process for determining executive compensation; see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationships currently exist between any of the directors, officers, or key employees of the Company.

We have engaged in several transactions with related parties.  The details of these transactions are discussed below.

Ron Pumphrey, Steve Eastman and Dave Sovereign, Directors

Ron Pumphrey manages a grain elevator from which the Company had purchases of corn and miscellaneous materials of approximately $58,571,000 during its 2009 fiscal year.  Steve Eastman owns and manages a grain elevator from which the Company had purchases of corn and miscellaneous materials of approximately $2,104,000 for the 2009 year during the time he was a member of the board.  As of April, 2009, Mr. Eastman no longer serves on the Company’s board of directors.  Dave Sovereign is a minority owner in a grain elevator, from which the Company had purchases of corn and miscellaneous materials of approximately $233,000 during its 2009 fiscal year.  The Company could not determine the amount of each director’s individual interest in the transactions listed above without unreasonable expense.  The Company believes that these purchases from the various grain elevators were on terms no less favorable than the Company could have received from independent third parties.

The Company’s board of directors reviews all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest.  The Company’s Operating Agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party.  Further, our Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the board of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who served as our Chief Executive Office and Chief Financial Officer, as well as two highly compensated managers, are referred to as the “named executive officers” or “executives.”

The executive compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to the Company’s compensation philosophy and objectives.  The executive compensation committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to the Chief Executive Officer are similar in form to the compensation and benefits provided to our other executive officers.

The executive compensation committee:

(1)          establishes and administers a compensation policy for senior management;

(2)          reviews and approves the compensation policy for all or our employees other than senior management;

(3)          reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(4)          reviews and monitors our succession plans;

(5)          approves awards to employees pursuant to our incentive compensation plans; and

(6)          approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee’s actions are reported to the board of directors and, where appropriate, submitted to the board of directors for ratification.  In determining the Chief Executive Officer’s compensation, the committee considers evaluations prepared by the directors.  From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower officers and management employees, including the Company’s Chief Financial Officer, or to fulfill administrative duties.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•                  Attract, retain and motivate highly qualified and talented executives who will contribute to the Company’s success by reason of their ability, ingenuity and industry;

•                  Link compensation realized to the achievement of the Company’s short and long-term financial and strategic goals;

•                  Align management and member interests by encouraging long-term member value creation;

•                  Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•                  Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives’ overall compensation to the Company’s financial performance.

Executive Compensation Committee Procedures

The executive compensation committee of the board is responsible for determining the nature and amount of compensation for the Company’s executive officers.  In our 2009 fiscal year, the executive compensation committee consisted of three non-employee directors: Steve Sukup, Leslie Hansen and Dave Sovereign.

The executive compensation committee receives input from the Chief Executive Officer on the personal performance achievements of the executives and management employees who report to him.  This individual performance assessment determines a portion of the annual compensation for each executive.  In addition, the Chief Executive Officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executives and management employees who report to him, which the committee considers when making executive compensation decisions.

The executive compensation committee does its own performance review of the Chief Executive Officer, and discusses it with the full board of directors.  The executive compensation committee annually evaluates the performance of our Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans, and determines and approves, or recommends to the board for its approval, the Chief Executive Officer’s compensation level based on this evaluation.  In determining the long-term incentive component of the Chief Executive Officer’s compensation, the executive compensation committee will consider all relevant factors, including the Company’s performance, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Company in past years.  The Chief Executive Officer is not present at either executive compensation committee or board level deliberations concerning his compensation.

From time to time, the executive compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers and management employees, including the Company’s Chief Financial Officer, or to fulfill administrative duties.

Compensation Components

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions.  Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.  Following the end of our 2009 fiscal year, due to conditions in the ethanol industry and the United States economy generally, the board of directors did not increase the base salaries of our CEO and plant manager.

Net Income Bonus

Cash Bonus and Phantom Unit Bonus

In addition to the base salaries, our board approved a bonus payable to our executive officers and certain key management employees.  The bonus was paid to our Chief Executive Officer, Walter Wendland, our Chief Financial Officer, Christine Marchand, our plant manager, Chad Kuhlers, and our commodity manager, Scott Gudbaur.  The amount of the bonus is 1% of our net income for the fiscal year as determined by our audited financial statements.  One-third of the net income bonus is paid in cash and is divided equally between our two executive officers and our two key management employees.  The remaining two-thirds of the net income bonus is paid in the form of phantom units that vest over a five year period or immediately after seven years of continuous service.  The phantom units are allocated to our Chief Executive Officer, Chief Financial Officer and our two key management employees in proportion to their relative base salaries.  The Company believes that the net income bonus is reasonable as it ties the bonus paid to these management employees and executive officers to the financial success of the Company and is easily quantified by the Company.

For our fiscal year ended October 31, 2009, the Company had net income of approximately $2.2 million.  One percent of the Company’s net income for the 2009 fiscal year equals approximately $22,000.  This is a decrease from the bonus paid in fiscal year 2008 of approximately $180,000.  For fiscal year 2009, the net income bonus was paid as follows; $7,400 in cash and approximately $14,800 in phantom units that vest over a five year period.  The phantom units were valued based on the weighted average exchange price of the Company’s actual units on its qualified matching service bulletin board for the most recent month of exchanges of the 2009 fiscal year.  The valuation price of the phantom units for fiscal year 2009 was $3.25 per phantom unit.  Accordingly, we issued a total of 4,550 phantom units in fiscal year 2009 as compared to 33,140 phantom units issued in fiscal year 2008.

Cash Bonus

For our 2009 fiscal year, the total amount of the cash bonus was $7,400.  Each of our two executive officers and the two key management employees received a cash bonus of $1,850.  For our 2008 fiscal year, the total cash bonus was $59,875, with the two executive officers and the three management employees who participated at that time each receiving $11,975 in a cash bonus.  This decrease in the cash bonus is as a result of our decreased net income for the 2009 fiscal year as compared to the same period of 2008.  We believe that the cash bonus aligns the goals of the members and the management employees and executive officers, as each group benefits from the financial success of the Company.  Further, the net income bonus aligns the goals of management with the long and short term financial goals of the Company, namely to maximize net income.

Phantom Units

In addition to the cash bonus, each of the two executive officers and the two key management employees receives two-thirds of the net income bonus in the form of phantom units.  The phantom units are allocated to each of our two executive officers and two key management employees in proportion to their relative base salaries.  The phantom units are not membership units and do not constitute equity interests or any other ownership interest in the Company.  Holders of phantom units are paid 60% per unit of any distribution made to Class A or Class B unit-holders.

The face value and benefits of distributions of the phantom units vest over a period of five years or after seven years of full-time continuous employment based on the issue date of the phantom units.  After three years, 50% of the face value of the phantom units vests.  After four years, 75% of the face value of the phantom units vests.  After five years, 100% of the face value of the phantom units vests.  Once the holder of the phantom units has seven years of full-time continuous employment with the Company, the phantom units vest immediately.  If a change in control of the Company should occur, all outstanding phantom units immediately vest.  Holders of vested phantom units receive the cash value of the phantom units at the time they vest and the phantom units are retired.  The Company believes that the phantom units further align the goals of management and the members in that, as distributions are paid and the value of the actual units increase, management is rewarded financially.  Further, due to the vesting provisions of the phantom units, it encourages retention of our executive officers and key management employees.  Also, the phantom units are not actual equity units of the Company and therefore do not lead to dilution of the members’ voting and financial interests in the Company.

Benefits and Perquisites

We do not provide any material executive perquisites.  We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in our 2010 fiscal year.

No Pension Benefit Plan, Deferred Compensation Plan or Change of Control or Severance Agreements

We offer no pension benefit or deferred compensation plans to our executive officers.  Our executive officers do not have change of control or severance agreements, which means our board of directors retains discretion over severance arrangements if it decides to terminate their employment.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the executive compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee

Leslie Hansen, Chair

Steve Sukup

Dave Sovereign

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an employee of the Company.  There are no interlocking relationships between our Company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Executive Officer, Chief Financial Officer, plant manager and commodity manager.  As of October 31, 2009, none of our directors or officers had any options, warrants, or other similar rights to purchase securities of the Company.

				Long Term Compensation
				Awards
	Fiscal	Annual Compensation		Restricted Stock	Total Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	($)
Walter Wendland, CEO	2009	168,000	1,850	4,030	173,880
	2008	167,383	11,975	36,172	215,530
	2007	146,154	13,599	34,048	193,801
Christine Marchand, CFO	2009	125,924	1,850	3,120	130,894
	2008	98,060	11,975	20,112	130,147
	2007	96,538	13,599	22,680	132,817
Chad Kuhlers, Plant Manager	2009	198,000	1,850	4,745	204,595
	2008	195,231	11,975	36,172	243,378
	2007	174,231	13,599	40,814	228,644
Scott Gudbaur, Commodity Manager(2)	2009	94,346	1,850	2,893	99,089

(1) The restricted stock awards represent “phantom units” that are not membership units in the Company.  The face value and allocable distributions of these phantom units vest over a period of five years, with 50% vesting after three years, 75% vesting after four years, and 100% vesting after the lesser of five years from the date the award was issued or seven years of continuous employment with the Company.

(2) Scott Gudbaur was hired during December 2008.

Grant of Plan-Based Awards

The table below represents awards of phantom units to our Chief Executive Officer, Chief Financial Officer and two of our highly compensated management employees that occurred during our 2009 fiscal year.  The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.  The phantom unit awards represent a small percentage of each executive’s total salary and bonus.

		Unit Awards
Name	Grant Date(1)	Number of Units(2)	Grant Date Fair Market Value of Unit Awards ($)(3)
Walter Wendland, CEO	October 31, 2009	1,240	4,030
Christine Marchand, CFO	October 31, 2009	960	3,120
Chad Kuhlers, Plant Manager	October 31, 2009	1,460	4,745
Scott Gudbaur, Commodity Manager	October 31, 2009	890	2,893

(1)  The phantom units were granted on October 31, 2009, based on the Company’s net income for its fiscal year ended October 31, 2009.

(2)  Represents phantom units awarded pursuant to our phantom unit plan.  The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

(3)  The market value of our phantom units is determined by calculating the weighted average sales price of the Company’s units exchanged through the Company’s bulletin board trading system for the most recent month of exchanges during the 2009 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

The table below represents the outstanding phantom units awarded by the Company to our Chief Executive Officer, Chief Financial Officer and two of our highly compensated management employees that have not yet vested as of October 31, 2009 and the market value of these phantom units.  The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

Name	Number of Units That Have Not Vested(1)		Market Value of Units That Have Not Vested ($)(2)
Walter Wendland, CEO	25,785	(3)	83,801
Christine Marchand, CFO	13,260	(4)	43,095
Chad Kuhlers, Plant Manager	29,615	(5)	96,249
Scott Gudbaur, Commodity Manager	890	(6)	2,893

(1) Represents phantom units awarded pursuant to our phantom unit plan.  The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

(2)  The market value of our phantom units is determined by calculating the weighted average sales price of the Company’s units exchanged through the Company’s bulletin board trading system for the most recent month of exchanges during the 2009 fiscal year.

(3) Mr. Wendland’s phantom units are scheduled to vest as follows: (i) 2,520 phantom units on December 19, 2009; (ii) 5,512.5 phantom units on October 31, 2010; (iii) 2,520 phantom units on December 19, 2010; and (iv) 15,232.5 phantom units on July 1, 2011.

(4) Ms. Marchand’s phantom units are scheduled to vest as follows: (i) 3,370 phantom units on October 31, 2010; (ii) 5,102.5 phantom units on October 31, 2011; (iii) 2,917.5 phantom units on October 31, 2012; and (iv) 1,870 phantom units on November 14, 2012.

(5) Mr. Kuhler’s phantom units are scheduled to vest as follows: (i) 2,940 phantom units on December 19, 2009; (ii) 6,137.5 phantom units on October 31, 2010; (iii) 2,940 phantom units on December 19, 2010; and (iv) 17,597.5 phantom units on August 11, 2011.

(6) Mr. Gudbaur’s phantom units are scheduled to vest as follows: (i) 445 phantom units on October 31, 2012; (ii) 222.5 phantom units on October 31, 2013; and (iii) 222.5 phantom units on October 31, 2014.

Option Exercises and Stock Vested

The table below represents the number of phantom units awarded by the Company to our Chief Executive Officer, Chief Financial Officer and two of our highly compensated management employees that fully vested during our 2009 fiscal year and the market value of these phantom units that have vested.  The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

	Phantom Unit Awards
Name	Number of Phantom Units Acquired on Vesting(1)	Value Realized on Vesting ($)(2)
Walter Wendland, CEO	9,775	31,769
Christine Marchand, CFO	2,550	8,288
Chad Kuhlers, Plant Manager	10,615	34,499
Scott Gudbaur, Commodity Manager	0	0

(1) Represents phantom units awarded pursuant to our phantom unit plan.  The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

(2)  The market value of our phantom units is determined by calculating the weighted average sales price of the Company’s units exchanged through the Company’s bulletin board trading system for the most recent month of exchanges during the 2009 fiscal year.

DIRECTOR COMPENSATION

Director Compensation Committee

Jerry Calease, Steve Core, Ron Pumphrey and Duane Lynch sit on our board of directors’ compensation committee.  Each member of the director compensation committee is independent under the NASDAQ definition of independence, with the exception of Ron Pumphrey.  The director compensation committee does not operate under a charter.  The director compensation committee has direct responsibility with respect to the compensation of the Company’s board of directors.  The director compensation committee has the overall responsibility for approving and evaluating the Company’s director compensation plans, policies and programs.  The director compensation committee did not meet during the fiscal year ended October 31, 2009.  No changes were made to the Company’s director compensation policy during the fiscal year ended October 31, 2009.  All of the director compensation committee’s actions are reported to the board of directors and, where appropriate, submitted to the board of directors for ratification.

Our directors are compensated based on the number of board or committee meetings they attend and are reimbursed for certain out of pocket expenses.  Directors receive $700 for each board meeting they attend in person and $500 for each board meeting they attend by conference call.  The chairman of the board of directors receives $800 per board meeting attended.  In addition, board members receive $400 for each half day meeting they attend, and $700 for each full day meeting they attend, including planning and committee meetings.  Members of our risk management committee receive $500 per month for their participation in weekly conference calls and members of our public relations committee receive $400 per quarter for their involvement in public relations committee meetings.  The table below shows the compensation paid to each of our directors for the fiscal year ended October 31, 2009.

DIRECTOR COMPENSATION

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total Compensation ($)
Jim Boeding(1)	2009	0	0	0
Marion Cagley	2009	11,100	0	11,100
Jerry Calease	2009	11,100	0	11,100
Steve Core(2)	2009	8,300	0	8,300
Steven Eastman	2009	9,500	0	9,500
Leslie Hansen	2009	10,000	0	10,000
Stan Laures	2009	10,400	0	10,400
Duane Lynch	2009	15,500	0	15,500
Ron Pumphrey	2009	15,600	0	15,600
Bernard Retterath	2009	4,400	0	4,400
Steve Retterath	2009	3,800	0	3,800
Chris Schwarck	2009	6,600	0	6,600
Matt Sollars	2009	1,000	0	1,000
Dave Sovereign	2009	20,400	0	20,400
Steve Sukup	2009	10,000	0	10,000

(1) Jim Boeding elected to forego his compensation of $9,600 for being a director and member of our executive committee and our audit committee during our 2009 fiscal year.

(2) Fagen, Inc., the entity that appointed Mr. Core, received the entire amount of the director fees payable to Mr. Core as a result of his position on our board of directors during our 2009 fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended October 31, 2009 except for one Form 4 filing for one transaction each by Mr. Laures, Mr. Pumphrey, Mr. Sovereign, Mr. Wendland, Mr. Sukup and Mr. Lynch.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company’s annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended October 31, 2009, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC.  The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request.  Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (641) 423-8525 or toll free at (888) 443-2676; (ii) by written request at Golden Grain Energy, LLC at 1822 43rd St. SW, Mason City, IA 50401; (iii) by e-mail at info@ggecorn.com; or (iv) on our website at http://www.goldengrainenergy.com on or before February 15, 2010, to facilitate timely delivery.  The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees.  The 2009 Annual Report on Form 10-K complete with exhibits and Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC’s internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents.  The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s).  This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs.  Each member will continue to receive a separate proxy card.  If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (641) 423-8525; by e-mail at info@ggecorn.com; or by written request at Golden Grain Energy, LLC at 1822 43rd St. SW, Mason City, IA 50401 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials.  If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (641) 423-8525 or by written request at Golden Grain Energy, LLC at 1822 43rd St. SW, Mason City, IA 50401.

GOLDEN GRAIN ENERGY, LLC

2010 Annual Meeting — Thursday, February 25, 2010

For Unit Holders as of January 1, 2010

Proxy Solicited on Behalf of the Board of Directors

Vote by Mail or Facsimile:

1) Read the Proxy Statement

2) Check the appropriate boxes on the proxy card below

3) Sign and date the proxy card

4) Return the proxy card by mail to 1822 43rd St. SW

Mason City, IA 50401 or via fax to (641) 421-8457.

Proxy cards must be RECEIVED no later than 5:00 p.m. on Monday, February 22, 2010 to be valid.

PROPOSAL ONE: ELECTION OF THREE DIRECTORS

**You may vote for three (3) nominees**

	For	Withhold/Abstain

Earl Brandt,	☐	☐

Stan Laures, Incumbent	☐	☐

Jim Ludeking,	☐	☐

Ron Pumphrey, Incumbent	☐	☐

Dave Sovereign, Incumbent	☐	☐

Gary Vanderplatts,	☐	☐

PLEASE INDICATE YOUR SELECTION BY FIRMLY PLACING AN “X” IN THE APPROPRIATE BOX WITH BLUE OR BLACK INK

By signing this proxy card, you appoint Jim Boeding and Duane Lynch, jointly and severally, each with full power of substitution, as proxies to represent you at the 2010 Annual Meeting of the Members to be held on Thursday, February 25, 2010, at the Floyd Community Center, 706 Fairfield Street, Floyd, Iowa 50435, and at any adjournment thereof, on any matters coming before the meeting.  Registration for the meeting and lunch will begin at 11:30 a.m.  The 2010 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m.

Please specify your choice by marking the appropriate box above.  The proxies cannot vote your units unless you sign and return this card.  For your proxy card to be valid, it must be received by the Company by 5:00 p.m. on Monday, February 22, 2010.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2010 Annual Meeting.  If you do not mark any boxes, your units will be voted FOR the incumbents Dave Sovereign, Ron Pumphrey and Stan Laures.  If you choose only one (1) or two (2) nominee(s), then the proxies will vote your units only for the nominee(s) you chose.  If you make contradictory choices, such as both for and withhold for any nominee or you vote for more than 3 nominees, your proxy card will be invalid, but your units will count toward the quorum requirements.

Signature:	Joint Owner Signature:
Print Name:	Print Joint Owner Name:
Date:	Date:

Number of Units Held:

Please sign exactly as your name appears above.  Joint owners must both sign.  When signing as attorney, executor, administrator, trustee or guardian, please note that fact.